Exhibit 99.1

TMGI Announces New Ownership & Direction

TMGI New CEO Comes With Extensive OTC Experience

Dallas, Texas, August 11, 2025 – The Marquie Group Inc. (“TMGI” or the “Company”) (OTCID:TMGI), today publicly announced via a Form 8-K filing with the SEC that a buy-sell stock agreement has been completed between the Company’s current CEO and Control Person, Marc Angell, and our future CEO and Control Person, Ryan O’Leary. The agreement requires a 10 day escrow period for certain tasks to be complete prior to transfer of control from Angell to O’Leary. The escrow period is designed to give O’Leary time to complete due diligence under an existing non-disclosure agreement. Upon successful completion of the due diligence period O’Leary is expected to assume the role of CEO and Sole Control Person.

“I want to thank Marc for his years of leadership and for his excellent support as we begin this escrow period” said O’Leary.

The agreement includes a consulting role for Angell for the next 12 months to ensure continuity, maintain key relationships, and assist with ongoing strategic initiatives.

“We look forward to completion of the escrow period and transfer to Ryan,” said Angell. “I’m excited to see what’s next for TMGI.”